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                                                                    EXHIBIT 21.1






                         Subsidiaries of the Registrant







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
                                          JURISDICTION OF         NAMES UNDER WHICH
           NAME OF SUBSIDIARY              INCORPORATION       SUBSIDIARY DOES BUSINESS
           ------------------             ---------------      ------------------------
1. American Dental Laser GmbH                 Germany        American Dental Laser GmbH

2. American Dental Laser-Japan, Inc.        United States    American Dental Laser-Japan, Inc.

3. ADT Merger Corp. (changed on             United States    ADT Merger Corp. and
   July 31, 1996 to Texas Airsonics, Inc.)                   Texas Airsonics, Inc.
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